EXHIBIT 10.3

Published CUSIP Number: 45667CAL6

TERM LOAN CREDIT AGREEMENT

dated as of December 1, 2006

among

INFONXX, INC.,

as Borrower,

CERTAIN SUBSIDIARIES OF THE BORROWER,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent

and

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent

BANC OF AMERICA SECURITIES LLC

and

J.P. MORGAN SECURITIES, INC.,

as

Joint Lead Arrangers and Joint Book Managers

6.06	No Material Adverse Effect	39
6.07	Litigation	39
6.08	No Default	40
6.09	Ownership of Property; Liens	40
6.10	Environmental Compliance	40
6.11	Insurance	40
6.12	Taxes	40
6.13	ERISA Compliance	40
6.14	Subsidiaries	41
6.15	Margin Regulations; Investment Company Act	41
6.16	Disclosure	41
6.17	Compliance with Laws	41
6.18	Intellectual Property; Licenses, Etc.	41
6.19	Collateral Documents	42
6.20	[Reserved]	42
6.21	Real Property	42
ARTICLE VII AFFIRMATIVE COVENANTS		42
7.01	Financial Statements	42
7.02	Certificates; Other Information	43
7.03	Notification	44
7.04	Payment of Obligations	44
7.05	Preservation of Existence, Etc.	45
7.06	Maintenance of Properties	45
7.07	Maintenance of Insurance	45
7.08	Compliance with Laws	45
7.09	Books and Records	46
7.10	Inspection Rights	46
7.11	Use of Proceeds	46
7.12	Joinder of Subsidiaries as Guarantors	46
7.13	Pledge of Capital Stock	47
7.14	Pledge of Other Property	47
7.15	ERISA Compliance	47
ARTICLE VIII NEGATIVE COVENANTS		48
8.01	Liens	48
8.02	Investments	49
8.03	Indebtedness	50
8.04	Mergers and Dissolutions	52
8.05	Dispositions	52
8.06	Restricted Payments	52
8.07	Change in Nature of Business	52
8.08	Change in Fiscal Year	52
8.09	Transactions with Affiliates	52
8.10	Amendments to and Prepayment of Subordinated Debt and First Lien Obligations	53
8.11	No Further Negative Pledges	53
8.12	Financial Covenant	53
8.13	Amendments to Transaction Documents	54
ARTICLE IX EVENTS OF DEFAULT AND REMEDIES		54
9.01	Events of Default	54

9.02	Remedies Upon Event of Default	56
9.03	Prepayment Compensation Upon Acceleration	57
9.04	Application of Funds	57
9.05	Financial Covenant Cure Rights	57
ARTICLE X ADMINISTRATIVE AGENT AND COLLATERAL AGENT		58
10.01	Appointment and Authorization of Administrative Agent and Collateral Agent	58
10.02	Delegation of Duties	58
10.03	Liability of Administrative Agent	59
10.04	Reliance by Administrative Agent	59
10.05	Notice of Default	59
10.06	Credit Decision; Disclosure of Information by Administrative Agent	60
10.07	Indemnification of Administrative Agent	60
10.08	Administrative Agent in its Individual Capacity	60
10.09	Successor Administrative Agent	61
10.10	Administrative Agent May File Proofs of Claim	61
10.11	Collateral and Guaranty Matters	62
10.12	Other Agents; Arrangers and Managers	62
10.13	Intercreditor Agreement	63
ARTICLE XI MISCELLANEOUS		63
11.01	Amendments, Etc.	63
11.02	Notices and Other Communications; Facsimile Copies	64
11.03	No Waiver; Cumulative Remedies	65
11.04	Attorney Costs, Expenses and Taxes	65
11.05	Indemnification by the Borrower	66
11.06	Payments Set Aside	66
11.07	Successors and Assigns	67
11.08	Confidentiality	69
11.09	Set-off	70
11.10	Interest Rate Limitation	70
11.11	Counterparts	70
11.12	Integration	70
11.13	Survival of Representations and Warranties	70
11.14	Severability	71
11.15	Tax Forms	71
11.16	PATRIOT Act Notice	72
11.17	GOVERNING LAW	72
11.18	WAIVER OF RIGHT TO TRIAL BY JURY	73

SCHEDULES

Schedule 2.01	Term Loan Commitments
Schedule 6.14	Subsidiaries
Schedule 6.21	Leasehold Interests
Schedule 8.01	Existing Liens
Schedule 8.02	Existing Investments
Schedule 8.03	Existing Indebtedness
Schedule 8.09	Transactions with Affiliates
Schedule 11.02	Notice Addresses

EXHIBITS

Exhibit 2.02	Form of Loan Notice
Exhibit 2.11	Form of Term Note
Exhibit 7.02(b)	Form of Compliance Certificate
Exhibit 7.12	Form of Joinder Agreement
Exhibit 8.02	Form of Subordination Terms for Intercompany Loans
Exhibit 11.07	Form of Assignment and Assumption

TERM LOAN CREDIT AGREEMENT

This TERM LOAN CREDIT AGREEMENT (as amended, modified, supplemented, increased and extended from time to time, this “Credit Agreement”) is entered into as of December 1, 2006 among INFONXX, INC., a Delaware corporation (the “Borrower”), the Guarantors identified herein, the Lenders party hereto and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

W I T N E S S E T H

WHEREAS, the Borrower has requested that the Lenders provide a $125 million term loan facility for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Credit Agreement, the following terms have the meanings provided below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than 50% of the Capital Stock with ordinary voting power of another Person or (b) all or any substantial portion of the Property (other than Capital Stock) of another Person, whether or not involving a merger or consolidation with such Person.

“Adjusted Applicable Amount” means, as of any date of determination, the lesser of (a) the Applicable Amount and (b) the sum of (i) $5 million plus (ii) on the first day of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2008, $10 million.

“Administrative Agent” means Bank of America in its capacity as administrative agent for the Lenders under any of the Credit Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02 or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an administrative questionnaire for the Lenders in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent-Related Persons” means the Administrative Agent and the Collateral Agent, in each case, together with its Affiliates (including, in the case of the Administrative Agent, Banc of America Securities LLC), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Applicable Amount” means on any date (the “Reference Date”), (a) the sum of, without duplication,

(i) the cumulative amount of Consolidated Excess Cash Flow during the period from January 1, 2007 to the Reference Date minus the portion of such Consolidated Excess Cash Flow that has been (or will be) applied during such period to the prepayment of the First Lien Obligations pursuant to the First Lien Credit Agreement or to the prepayment of the Term Loan pursuant to Section 2.04(b)(iii); and

(ii) the cumulative amount of Net Cash Proceeds from any Equity Transaction made during the period from the Closing Date to the Reference Date minus the portion of such Net Cash Proceeds that has been (or will be) applied during such period to the prepayment of the First Lien Obligations pursuant to the First Lien Credit Agreement or to the prepayment of the Term Loan pursuant to Section 2.04(a);

minus (b) the sum, without duplication, of

(i) the aggregate amount of Investments made since the Closing Date pursuant to Section 8.02(m)(ii); and

(ii) the aggregate amount of Permitted Junior Payments made since the Closing Date in excess of $20 million.

“Applicable Percentage” means a percentage per annum equal to (i) for Eurodollar Rate Loans, 6.25% and (ii) for Base Rate Loans, 5.25%.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means, collectively, Banc of America Securities LLC and J.P. Morgan Securities, Inc. in their capacities as joint lead arrangers and joint book managers.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit 11.07.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other counsel, provided that, in the case of Documentation Costs, counsel to the Administrative Agent shall be limited to one counsel in the United States and one counsel in each applicable foreign jurisdiction.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent in its reasonable judgment and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Bank of America” means Bank of America, N.A., together with its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning provided in the recitals hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and in the case of Eurodollar Rate Loans having the same Interest Period.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (b) Dollar-denominated, British Pound Sterling-denominated and/or Euro-denominated time deposits and certificates of deposit of (i) any Lender, (ii) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (iii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (each an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any Lender) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Cash on Hand” means, as of any date of determination, cash on hand in excess $5 million of the Borrower and its Subsidiaries on such date.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding (i) any employee benefit plan of such person or its subsidiaries, (ii) any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (iii) the Equity Investors) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of the equity securities entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) in an amount greater than 35% of such equity securities;

(b) the Tisch Entities shall fail to have “beneficial ownership” (as defined above) of a greater amount of the equity securities entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right) than any other person or group (including, for purposes hereof, TCV); or

(c) during any period of twelve consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); provided, however, that no Change of Control shall be deemed to occur hereunder from the expansion of the board of directors of the Borrower after the Closing Date from five members to seven members; or

(d) the Borrower and/or any Domestic Subsidiary shall fail to own directly one hundred percent (100%) of the Capital Stock of InfoNXX Lux (other than preferred Capital Stock issued by InfoNXX Lux and held by (i) a member of the Philippines Group or (ii) within ninety (90) days after the issuance thereof, the Borrower or any Domestic Subsidiary); or

(e) InfoNXX Lux shall fail to own directly one hundred percent (100%) of the Capital Stock of InfoNXX UK; or

(f) the occurrence of a “Liquidation” under, and as defined in, the certificate of incorporation of the Borrower; or

(g) the occurrence of a “Change of Control” (or any comparable term) under, and as defined in, the First Lien Credit Agreement.

“Closing Date” means the date hereof.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Agent” means Bank of America in its capacity as collateral agent and/or security trustee for the Lenders under any of the Collateral Documents, or any successor collateral agent and/or security trustee.

“Collateral Documents” means the Security Agreement, the Pledge Agreements and any other documents executed and delivered in connection with the attachment and perfection of security interests granted to secure any or all of the Obligations as contemplated herein.

“Compensation Period” has the meaning provided in Section 2.09(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02(b).

“Confidential Information” means all information received from any member of the Consolidated Group relating to the Consolidated Group (or any member thereof) or its business, other than any such information that is available to the Administrative Agent or a Lender on a nonconfidential basis prior to disclosure by such Person.

“Consolidated Adjusted EBITDA” means, for any period for the Consolidated Group, without duplication, the sum of (a) Consolidated EBITDA plus (b) to the extent deducted in determining of Consolidated EBITDA, (i) non-cash expenses, (ii) start-up losses incurred in connection with the entry into and development of the directory assistance business in new markets, the internet business and the advertising business in an aggregate amount in any period of four consecutive fiscal quarters not to exceed the lesser of (A) $25 million or (B) an amount equal to fifteen percent (15%) of Consolidated EBITDA for such period (it being understood that such start-up losses with respect to any new market or business shall be limited to a twelve month period which shall begin on the earlier of (x) the date identified by the Borrower in the Compliance Certificate for the fiscal quarter in which such date occurs and (y) the first anniversary of the Borrower or any Subsidiary operating in the applicable new market or in the applicable business), (iii) up to $1 million of restructuring costs incurred during the fourth quarter of 2006 and (iv) any portion of the Equity Distribution that is treated as an operating expense under GAAP minus (c) to the extent included in the determination of Consolidated EBITDA, non-cash gains, minus (d) any actual cash payments made during the applicable period related to non-cash expenses included in clause (b)(i) above for a prior period plus (e) any Net Cash Proceeds applied to increase Consolidated Adjusted EBITDA pursuant to Section 9.05, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (a) expenditures that constitute Acquisitions,

(b) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or property or (c) the purchase of plant, property, equipment or software to the extent financed with the proceeds of Dispositions that are not required to be applied to prepay the Term Loan pursuant to Section 2.04(b)(i).

“Consolidated EBITDA” means, for any period for the Consolidated Group, without duplication, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes and (iii) depreciation and amortization, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Excess Cash Flow” means, for any period for the Consolidated Group, the sum of (a) Consolidated Adjusted EBITDA minus (b) the cash portion of Consolidated Interest Expense minus (c) current maturities of Consolidated Total Funded Debt (including capital leases) minus (d) Consolidated Capital Expenditures minus (e) cash taxes paid minus (f) the amount of any voluntary prepayments made on the First Lien Term Loan, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated First Lien Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) (i) Consolidated Total Funded Debt (other than (A) Funded Debt arising under the Credit Documents, (B) Funded Debt which is not secured by a Lien on any Property of the Borrower or any Subsidiary and (C) Funded Debt which is secured by a Lien on any Property of the Borrower or any Subsidiary if such Lien is subordinated to the Liens securing the First Lien Obligations) on such day less (ii) Cash On Hand up to $25 million on such day to (b) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Consolidated Group” means the Borrower and its consolidated Subsidiaries, as determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period for the Consolidated Group, all interest expense on a consolidated basis determined in accordance with GAAP, but including, in any event, the interest component under capital leases and the implied interest component under Securitization Transactions.

“Consolidated Net Income” means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP, but excluding any extraordinary gains or losses and related tax effects thereon.

“Consolidated Revenues” means, for any period for the Consolidated Group, revenues determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (a) (i) Consolidated Total Funded Debt on such day less (ii) Cash On Hand up to $25 million to (b) Consolidated Adjusted EBITDA for the period of four consecutive fiscal quarters ending as of such day.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Control Agent” has the meaning specified in the Intercreditor Agreement.

“Corresponding Debt” has the meaning provided in Section 11.19(b).

“Credit Agreement” has the meaning provided in the recitals hereto.

“Credit Documents” means this Credit Agreement, the Term Notes, the Collateral Documents, the Fee Letters, the Joinder Agreements and the Intercreditor Agreement.

“Credit Extension” means each of the following: (a) a Borrowing and (b) the conversion or continuation of a Borrowing.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Cure Notice” has the meaning assigned to such term in Section 9.05.

“Cure Right” has the meaning assigned to such term in Section 9.05.

“Debt Transactions” means, with respect to any member of the Consolidated Group, any sale, issuance, placement or other incurrence of Subordinated Debt pursuant to Section 8.03(g).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that constitutes an Event of Default or that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Percentage applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including the Applicable Percentage) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Law.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Term Loan required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any Sale and Leaseback Transaction) of any Property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, but excluding, for purposes hereof, (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, (b) Dispositions of inventory in the ordinary course of business, (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, (d) Permitted Intercompany Transfers, (e) the Investexx Disposition and (f) leases or sub-leases of any real or personal property in the ordinary course of business; provided that, notwithstanding the foregoing exclusions, the term “Disposition” shall include any “Disposition” (or any comparable term) under, and as defined in, the First Lien Credit Agreement.

“Documentation Costs” has the meaning provided to such term in Section 11.04.

“Dollar” or “$” means the lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by the Administrative Agent; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any Affiliate or Subsidiary of the Borrower.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Equity Distribution” means cash dividends, cash share repurchases and other payments or dividends in respect of the Borrower’s Capital Stock or options (including any non-cash consideration given by the Borrower to option holders) and cash bonus payments to management, provided that (i) such payments shall be made within five (5) Business Days after the Closing Date and (ii) the aggregate amount of cash payments made in connection therewith shall not exceed $300 million.

“Equity Investors” means, collectively, the Tisch Entities and TCV.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement, (d) the proceeds of which are used to finance a Permitted Acquisition within ninety (90) days of such issuance, or (e) as consideration for a Permitted Acquisition; provided “Equity Transaction” shall not include (i) the issuance of preferred Capital Stock of the Borrower to Investcorp in connection with the exercise of the Global Call Option or the Global Put

Option and (ii) any issuance or sale of shares of Capital Stock made in connection with the Cure Right contemplated by Section 9.05.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Eurodollar Base Rate” means, for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in immediately available funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London interbank eurodollar market for Dollars at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate	=	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”).

The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning provided in Section 9.01.

“Excluded Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, or (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and has not cured such failure prior to the date of determination.

“Excluded Property” means (i) unless reasonably requested by the Administrative Agent on thirty days (or such later date as agreed to by the Administrative Agent in writing) prior written notice, any personal Property (including motor vehicles) in respect of which perfection of a Lien is not either (A) governed by the UCC or (B) effected by appropriate evidence of the Lien being filed in either the United States Copyright Office or the United States Patent and Trademark Office, (ii) unless reasonably requested by the Administrative Agent on sixty days (or such later date as agreed to by the Administrative Agent in writing) prior written notice, any leasehold interest (subject to clause (v) below), provided that the fair market value of such leasehold interest exceeds $2,500,000, (iii) unless reasonably requested by the Administrative Agent on sixty days (or such later date as agreed to by the Administrative Agent in writing) prior written notice, any real property, provided that the fair market value of such real property exceeds $2,500,000, (iv) any Property that, subject to the terms of Section 8.11, is subject to a Lien permitted under Section 8.01(i) pursuant to documents that prohibit such Credit Party from granting any other Liens in such Property, (v) any permit, lease, license, contract or instrument now or hereafter in effect of a Credit Party if the grant of a security interest in such permit, lease, license, contract or instrument in a manner contemplated by this Credit Agreement is prohibited by the terms thereof or under applicable Law and would result in the termination thereof or give the other parties thereto the right to terminate, accelerate or otherwise materially and adversely alter such Credit Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both) and (vi) any other Property for which, in the reasonable judgment of the Administrative Agent, the expense of perfecting a security interest therein under applicable Law is excessive given the value of such Property;

provided, however, that, notwithstanding the foregoing, the term “Excluded Property” shall not include any Property of any Credit Party which secures the First Lien Obligations.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day immediately succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the immediately succeeding Business Day, and (b) if no such rate is so published on such immediately succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to the next 1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (a) the letter agreement dated as of October 27, 2006 among the Borrower, the Administrative Agent and the Arrangers and (b) the letter agreement dated as of October 27, 2006 among the Borrower and the Administrative Agent.

“First Lien Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the First Lien Credit Documents, or any successor or assignee thereof in such capacity.

“First Lien Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent under any of the First Lien Credit Documents, or any successor or assignee thereof in such capacity.

“First Lien Credit Agreement” means the Amended and Restated Credit Agreement dated as of April 11, 2006 among the Borrower, InfoNXX Lux and InfoNXX UK, as borrowers, the guarantors identified therein, the lenders from time to time party thereto and Bank of America, N.A., as First Lien Administrative Agent and First Lien Collateral Agent, as amended, modified, supplemented, increased, restated and replaced from time to time in a manner permitted hereunder.

“First Lien Credit Documents” means the “Credit Documents” as defined in the First Lien Credit Agreement.

“First Lien Event of Default” means an “Event of Default” as defined in the First Lien Credit Agreement.

“First Lien Lender” means each lender from time to time party to the First Lien Credit Agreement.

“First Lien Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Term Loan” means the term loans under the First Lien Credit Agreement.

“First Tier Foreign Subsidiary” means each Foreign Subsidiary that is owned directly by a Credit Party.

“Foreign Lender” has the meaning provided in Section 11.15(a).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(d) the Attributable Principal Amount of capital leases and Synthetic Leases;

(e) the Attributable Principal Amount of Securitization Transactions;

(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments;

(g) Support Obligations in respect of Funded Debt of another Person;

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined (i) based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b) and (ii) based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c).

“GAAP” means generally accepted accounting principles in effect in the United States as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board from time to time applied on a consistent basis, subject to the provisions of Section 1.03; provided that, when used in connection with the Foreign Subsidiaries, GAAP shall mean generally accepted accounting principles adopted in the applicable jurisdiction of organization. The requirement that such principles be applied on a consistent basis shall mean that the accounting principles observed in a current period are comparable in all material respects to those applied in the preceding period.

“Global” means InfoNXX Global Ltd., a company organized under the laws of England and Wales.

“Global Call Option” means the “Call Option” defined in the Global Shareholder Agreement.

“Global Loan” means the loan made by InfoNXX Lux to Global on April 11, 2006 in the principal amount of 76 million euro.

“Global Loan Documents” means, collectively, (a) the Promissory Note dated as of April 11, 2006 issued by Global to InfoNXX Lux in the principal amount of 76 million euro and (b) all other material documents, agreements and instruments executed and/or delivered in connection with the Global Loan, as amended, modified and supplemented from time to time in a manner permitted by this Credit Agreement.

“Global Put Option” means the “Put Option” defined in the Global Shareholder Agreement.

“Global Shareholder Agreement” means the Amended and Restated Investment and Shareholders Agreement dated as of April 11, 2006 among Investcorp, the Borrower, InfoNXX Lux and Global, as amended, modified and supplemented from time to time in a manner permitted by this Credit Agreement.

“Governmental Authority” means any nation or government, any state, province or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning provided in Section 11.07(h).

“Guarantors” means (a) each Domestic Subsidiary identified as a “Guarantor” on the signature pages hereto and (b) each other Person that joins as a guarantor of the Obligations, in each case together with their respective successors and permitted assigns.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Domestic Subsidiary” means any Domestic Subsidiary that has no assets or liabilities and generates no revenue.

“Immaterial First Tier Foreign Subsidiary” means any First Tier Foreign Subsidiary that (a) is neither InfoNXX Lux nor InfoNXX Philippines, (b) has total revenues (determined in accordance with GAAP) that do not exceed ten percent (10%) of Consolidated Revenues for any fiscal quarter and (c) has total assets with a book value that does not exceed ten percent (10%) of the book value of the total assets of the Consolidated Group on a consolidated basis determined in accordance with GAAP at any time; provided that if at any time all such First Tier Foreign Subsidiaries have either (each an “Aggregate Threshold”) (x) total revenues (determined in accordance with GAAP) that exceed fifteen percent (15%) of Consolidated Revenues for any fiscal quarter or (y) total assets with a book value that exceeds fifteen percent (15%) of the book value of the total assets of the Consolidated Group on a consolidated basis determined in accordance with GAAP at any time, then in such event the Borrower shall designate one or more of such First Tier Foreign Subsidiaries as a Material First Tier Foreign Subsidiary such that immediately after giving effect thereto all such First Tier Foreign Subsidiaries not so designated do not exceed either Aggregate Threshold.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements) to the extent such instruments or agreements support financial, rather than performance, obligations;

(c) net obligations under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c).

“Indemnified Liabilities” has the meaning provided in Section 11.05.

“Indemnitees” has the meaning provided in Section 11.05.

“InfoNXX Capital Management” means InfoNXX Capital Management, Inc., a Delaware corporation.

“InfoNXX Lux” means Carbone S.Á.R.L., a société à responsabilité limitée, organized under the laws of Luxembourg.

“InfoNXX Philippines” means InfoNXX (Philippines), Inc., a company formed under the laws of the Philippines.

“InfoNXX UK” means The Number UK Limited, a company organized under the laws of England and Wales.

“Intercreditor Agreement” means the Intercreditor Agreement dated as of the Closing Date among the Collateral Agent, the First Lien Collateral Agent, the Control Agent and the Credit Parties, as amended, modified and supplemented from time to time.

“Interest Payment Date” means, (a) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date and (b) as to any Eurodollar Rate Loan, the last Business Day of each Interest Period for such Loan, the date of repayment of principal of such Loan and the Maturity Date, in addition, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the immediately succeeding Business Day.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months (or, if available to all the applicable Lenders, nine or twelve months) thereafter, as selected by the Borrower in its Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the immediately succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investcorp” means Investcorp Technology Ventures II, L.P., a Cayman Islands corporation.

“Investexx” means GMJH Holdings Limited, an Irish registered limited liability company.

“Investexx Disposition” means the transfer by Global of one hundred percent (100%) of the Capital Stock of Investexx to InfoNXX UK and/or InfoNXX Lux.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock of another Person, (b) a loan, advance or capital contribution to, the payment of any amounts (including advertising and marketing expenses) on behalf of or incurred for the benefit of, the guaranty or assumption of debt of, or the purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of its Property.

“IP Rights” has the meaning provided in Section 6.18.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit 7.12 (or such other form satisfactory to the Administrative Agent) executed and delivered in accordance with the provisions of Section 7.12.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto and each person who joins as a Lender pursuant to the terms hereof, together with their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth in such Lender’s Administrative Questionnaire or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means the Term Loan and the Base Rate Loans and Eurodollar Rate Loans comprising the Term Loan.

“Loan Notice” means a notice of (a) a Borrowing of the Term Loan, (b) a conversion of a Loan from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, which, if in writing, shall be substantially in the form of Exhibit 2.02.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Consolidated Group taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or the enforceability against any Credit Party of any Credit Document to which it is a party.

“Material First Tier Foreign Subsidiary” means each First Tier Foreign Subsidiary that is not an Immaterial First Tier Foreign Subsidiary.

“Material Indebtedness” means (a) Subordinated Debt and (b) other Indebtedness (other than Indebtedness hereunder, Indebtedness under the First Lien Credit Documents and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $12 million.

“Maturity Date” means December 1, 2013.

“Maximum Rate” has the meaning provided in Section 11.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Involuntary Disposition, Debt Transaction, Equity Transaction or issuance or sale of Capital Stock made in connection with the Cure Right contemplated by Section 9.05, net of (a) direct costs (including legal, accounting and investment banking fees, sales commissions and underwriting discounts and all title and recording expenses), (b) in the case of any Disposition or Involuntary Disposition, all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence thereof, (c) in the case of any Disposition or Involuntary Disposition, all payments made by such Person or the Consolidated Group on any Funded Debt that is secured by the assets subject to such Disposition or such Involuntary Disposition in accordance with the terms of any Lien upon or with respect to such assets or must, by the terms of such Lien or by applicable law, be repaid out of the proceeds from such Disposition or such Involuntary Disposition and (d) in the case of any Disposition, a reasonable reserve for the after-tax costs of any indemnification payments (fixed or contingent) attributable to the seller’s indemnities to the purchaser undertaken by any of the Consolidated Group in connection with such Disposition. Upon release from reserve or escrow or payment of any amounts referred to in (d) that are released or paid to the Consolidated Group or any reduction in the amount of taxes required to be accrued pursuant to (b) resulting in a payment to the Consolidated Group, such amounts shall then be deemed to be “Net Cash

Proceeds”. For purposes hereof, “Net Cash Proceeds” includes any cash or Cash Equivalents received upon the disposition of any non-cash consideration received by any member of the Consolidated Group in any Disposition, Involuntary Disposition, Debt Transaction, Equity Transaction or issuance or sale of Capital Stock made in connection with the Cure Right contemplated by Section 9.05.

“Non-Consenting Lender” has the meaning provided in Section 11.20(c).

“Obligations” all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Term Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Organization Documents Deliverables” means, with respect to any Person, each of the following documents, certified by the secretary or assistant secretary of such Person to be true and correct and in full force and effect as of the date of delivery:

(a) copies of its articles or certificate of organization or formation, as applicable;

(b) copies of its bylaws, operating agreement or partnership agreement, as applicable;

(c) copies of resolutions of its board of directors (or equivalent governing body) approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(d) incumbency certificates identifying the Responsible Officers of such Person that are authorized to execute Credit Documents and to act on such Person’s behalf in connection with the Credit Documents; and

(e) certificates of good standing or the equivalent from its jurisdiction of organization or formation and the jurisdiction of its principal place of business, in each case certified as of a recent date by the appropriate Governmental Authority.

“Other Taxes” has the meaning provided in Section 3.01(b).

“Outstanding Amount” means, with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments thereof on such date.

“Parallel Debt” has the meaning provided in Section 11.19(b).

“Participant” has the meaning provided in Section 11.07(d).

“Patriot Act” has the meaning provided in Section 11.16.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquisition” means any Acquisition that satisfies the following conditions:

(a) prior to the consummation of such Acquisition, the Borrower shall deliver a compliance certificate to the Administrative Agent demonstrating in reasonable detail that after giving effect to such Acquisition (and the incurrence of any Funded Debt in connection therewith) on a Pro Forma Basis, the Credit Parties would be in compliance with the financial covenants set forth in Section 8.12 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b);

(b) in the case of an Acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and

(c) no Default or Event of Default shall exist immediately before or immediately after giving effect to such Acquisition.

“Permitted Intercompany Investments” means (a) any Investment by any Credit Party in any other Credit Party; (b) any Investment by any Foreign Subsidiary in any other Foreign Subsidiary, (c) any Investment by any Foreign Subsidiary in any Credit Party, provided that any Indebtedness issued by any Credit Party to any Foreign Subsidiary pursuant to this clause (c) shall be subordinated in right of payment to the prior payment of the Obligations on terms and conditions set forth in Exhibit 8.02; and (d) any Investment by any Credit Party in any Foreign Subsidiary, provided that the aggregate outstanding principal amount of all Investments under this clause (d), together with the aggregate book value of all Dispositions under clause (d) of the definition of “Permitted Intercompany Transfers”, shall not exceed $30 million at any time.

“Permitted Intercompany Transfers” means (a) any Disposition by any Credit Party to any other Credit Party; (b) any Disposition by any Foreign Subsidiary to any other Foreign Subsidiary; (c) any Disposition by any Foreign Subsidiary to any Credit Party provided that (i) such Disposition shall be for fair market value and (ii) any Indebtedness issued by any Credit Party to any Foreign Subsidiary as consideration for any Disposition pursuant to this clause (c) shall be subordinated in right of payment to the prior payment of the Obligations on terms and conditions set forth in Exhibit 8.02; and (d) any Disposition by any Credit Party to any Foreign Subsidiary, provided that (x) the aggregate book value of the Property subject to all Dispositions under this clause (d), together with the outstanding principal amount of all Investments under clause (d) of the definition of “Permitted Intercompany Investments”, shall not exceed $30 million at any time and (y) the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneous with consummation of such Disposition.

“Permitted Junior Payments” means Restricted Payments, principal prepayments on Subordinated Debt and principal prepayments on the Term Loan, provided that (a) no Default shall exist at the time of such payment; (b) the Borrower shall deliver a compliance certificate to the Administrative Agent demonstrating in reasonable detail that after giving effect to such payment (and the incurrence of any Funded Debt in connection therewith) on a Pro Forma Basis that the Credit Parties would be in compliance with the financial covenants set forth in Section 8.12 as of the most recent fiscal quarter end for which the Borrower was required to deliver financial statements pursuant to Section 7.01(a) or (b) and (c) the aggregate amount of all such payments shall not exceed during the term of this Credit Agreement (i) $20 million plus (ii) the Adjusted Applicable Amount.

“Permitted Liens” means Liens permitted pursuant to Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity, as context requires.

“Philippines Group” means InfoNXX Philippines and each of its Wholly Owned Subsidiaries.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Pledge Agreements” means (a) the Pledge Agreement (Second Lien) dated as of the Closing Date among the Credit Parties and the Collateral Agent relating to the pledge of Capital Stock of the Domestic Subsidiaries to secure the Obligations, (b) the Pledge Agreement (Second Lien) dated as of the Closing Date between InfoNXX Capital Management and the Collateral Agent relating to the pledge of Capital Stock of InfoNXX Lux to secure the Obligations, and (c) each other pledge agreement executed in favor of the Collateral Agent by a Domestic Credit Party from time to time, in each case as amended, modified, restated or supplemented from time to time.

“Pro Forma Basis” means, with respect to any transaction, for purposes of determining compliance with the financial covenants hereunder, that such transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (i) in the case of any Disposition or Involuntary Disposition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Disposition or Involuntary Disposition shall be excluded to the extent relating to any period prior to the date thereof and (B) Indebtedness paid or retired in connection with such Disposition or Involuntary Disposition shall be deemed to have been paid and retired as of the first day of the applicable period; and (ii) in the case of any Acquisition, merger or consolidation, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject thereof shall be included to the extent relating to any period prior to the date thereof and (B) Indebtedness incurred in connection with such Acquisition, merger or consolidation, shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder).

“Property” means any interest of any kind in any property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Register” has the meaning provided in Section 11.07(c).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of the Outstanding Amount of the Term Loan; provided that the portion of the Term Loan held or deemed held by any Excluded Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock of any member of the Consolidated Group, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Capital Stock or of any option, warrant or other right to acquire any such Capital Stock.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person (other than a Credit Party) whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any financing or factoring or similar transaction or series of transactions (including factoring arrangements) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment (the “Securitization Receivables”) to a special purpose subsidiary or affiliate (a “Securitization Subsidiary”) or any other Person.

“Security Agreement” means Security Agreement (Second Lien) dated as of the Closing Date executed in favor of the Collateral Agent by each of the Domestic Credit Parties, as amended, modified, restated or supplemented from time to time.

“Solvent” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s Property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the Property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning provided in Section 11.07(h).

“Subordinated Debt” means any Indebtedness of a member of the Consolidated Group that by its terms is expressly subordinated in right of payment to the prior payment of the Obligations on terms and conditions, and evidenced by documentation, satisfactory to the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and

(b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” has the meaning provided in Section 3.01(a).

“TCV” means TCV V, L.P., a Delaware limited partnership, and TCV Member Fund, L.P., a Delaware limited partnership.

“Term Loan” has the meaning provided in Section 2.01.

“Term Loan Commitment” means the commitment of each Lender to make a Term Loan up to such Lender’s Term Loan Committed Amount.

“Term Loan Committed Amount” means, with respect to each Lender, the amount of such Lender’s Term Loan Commitment. The initial Term Loan Committed Amount of each Lender is set out in Schedule 2.01.

“Term Note” means each promissory note substantially in the form of Exhibit 2.11 in favor of a Lender to evidence the portion of the Term Loan made by such Lender, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Tisch Entities” means Thomas Steinberg, Four-Fourteen Partners LLC, The Andrew H. Tisch 1995 Issue Trust No. 1, The Andrew H. Tisch 1995 Issue Trust No. 2, The Daniel R. Tisch 1991 Trust, The James S. Tisch 1995 Issue Trust, The Thomas J. Tisch 1994 Issue Trust, Andrew H. Tisch 2002 Annuity Trust V, Daniel R. Tisch 2002 Annuity Trust V, James S. Tisch 2002 Annuity Trust V, The Andrew H. Tisch 2003 Annuity Trust VI, The Daniel R. Tisch 2003 Annuity Trust VI, The James S. Tisch 2003 Annuity Trust VI, and The Thomas J. Tisch 2003 Annuity Trust VII.

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” or “U.S.” means the United States of America.

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that 100% of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable Law) is beneficially owned, directly or indirectly, by such Person.

1.02 Interpretive Provisions. With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii) The term “including” is by way of example or clarification, and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

1.03 Accounting Terms and Provisions.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2004, except as otherwise specifically prescribed herein.

(b) Notwithstanding any provision herein to the contrary, the calculation of the financial covenants in Section 8.12 (including, without limitation, for purposes of determining compliance with the financial covenants in Section 8.12) shall be made on a Pro Forma Basis.

(c) Notwithstanding any provision herein to the contrary, for purposes of calculating the Consolidated Total Leverage Ratio, (i) for the fiscal quarter ending December 31, 2006, Consolidated Adjusted EBITDA shall be Consolidated Adjusted EBITDA for the period of two consecutive fiscal quarters then ended multiplied by two (2) and (ii) for the fiscal quarter ending March 31, 2007, Consolidated Adjusted EBITDA shall be Consolidated Adjusted EBITDA for the period of three consecutive fiscal quarters then ended multiplied by one and one-third (1 1/3).

(d) The Borrower will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall object in writing to determining compliance based on such change, then such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to Section 7.01(a) or (b) as to which no such objection has been made.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day. Unless otherwise provided, all references herein to times of day shall be references to U.S. Eastern time (daylight or standard, as applicable).

ARTICLE II

COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term Loan. Subject to the terms and conditions set forth herein, on the Closing Date each Lender severally agrees to make its portion of a term loan (the “Term Loan”) to the Borrower in Dollars in the amount of its respective Term Loan Committed Amount; provided that after giving effect to such advance, the Outstanding Amount of the Term Loan shall not exceed ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000). The Term Loan may consist of Base Rate Loans, Eurodollar Rate Loans, or a combination thereof, as the Borrower may request. Amounts repaid on the Term Loan may not be reborrowed.

2.02 Borrowings, Conversions and Continuations.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any

Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing, conversion or continuation shall be in a principal amount of (i) with respect to Eurodollar Rate Loans, $1 million or a whole multiple of $100,000 in excess thereof or (ii) with respect to Base Rate Loans, $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether such request is for a Borrowing, conversion, or continuation, (iii) the requested date of such Borrowing, conversion or continuation (which shall be a Business Day), (iv) the principal amount of Loans to be borrowed, converted or continued, (v) the Type of Loans to be borrowed, converted or continued, and (vi) if applicable, the duration of the Interest Period with respect thereto.

If the Borrower fails to specify a Type of Loan in a Loan Notice, then such Loan shall be made as a Base Rate Loan. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. If the Borrower fails to give a timely notice requesting a conversion or continuation of a Eurodollar Rate Loan, then such Eurodollar Rate Loan shall be converted to a Base Rate Loan on the last day of the Interest Period applicable thereto, provided, however, that in the case of a failure to timely request a continuation of a Eurodollar Rate Loan, such Eurodollar Rate Loan shall be continued as a Eurodollar Rate Loan with an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its pro rata share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion or continuation of Loans, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice.

Upon satisfaction of the applicable conditions set forth in Section 5.01 and Section 5.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) During the existence of a Default or Event of Default, (A) no Loan may be requested as, converted to or continued as a Eurodollar Rate Loan and (B) at the election of the Required Lenders, (1) any outstanding Eurodollar Rate Loans shall be converted to Base Rate Loans and (2) any outstanding Eurodollar Rate Loans shall be converted to Base Rate Loans, in each case, with respect to Eurodollar Rate Loans, on the last day of then-current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change. The determination of the Base Rate and the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five Interest Periods in effect.

2.03 Repayment of Loans. The Borrower shall repay to the Lenders the aggregate principal amount of the Term Loan on the Maturity Date (unless accelerated sooner pursuant to Section 9.02).

2.04 Prepayments.

(a) Voluntary Prepayments. Subject to the Intercreditor Agreement and Section 2.04(e), the Loans may be repaid in whole or in part without premium or penalty (except, in the case of Eurodollar Loans, amounts payable pursuant to Section 3.05); provided that (i) notice thereof must be received by 11:00 a.m. by the Administrative Agent at least (A) three Business Days prior to the date of prepayment, in the case of Eurodollar Rate Loans and (B) one Business Day prior to the date of prepayment, in the case of Base Rate Loans, and (ii) any such prepayment shall be a minimum principal amount of $1 million and integral multiples of $100,000 in excess thereof, in the case of Eurodollar Rate Loans and $500,000 and integral multiples of $100,000 in excess thereof, in the case of Base Rate Loans, or, in each case, the entire remaining principal amount thereof, if less. Each such notice of voluntary prepayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans that are being prepaid. The Administrative Agent will give prompt notice to the Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurodollar Rate Loans hereunder shall be accompanied by accrued interest thereon and breakage or other amounts due, if any, under Section 3.05.

(b) Mandatory Prepayments. In each case subject to the Intercreditor Agreement:

(i) Dispositions and Involuntary Dispositions. The Borrower shall make prepayment on the Loans in an amount equal to 100% of the Net Cash Proceeds received from any Disposition or Involuntary Disposition by any member of the Consolidated Group, to the extent (A) such proceeds are not reinvested in properties or assets useful in the business of such member of the Consolidated Group within twelve months of the date of such Disposition or Involuntary Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds $2,500,000 in any fiscal year. Such prepayment shall be due within three Business Days following the expiration of the twelve month reinvestment period referenced in (A) above.

(ii) Debt Transactions. The Borrower shall make prepayment on the Loans in an amount equal to 100% of the Net Cash Proceeds from any Debt Transactions within three Business Days following receipt thereof.

(iii) Excess Cash Flow. Within one hundred twenty (120) days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2007, the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to (A) if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.50:1.0, fifty percent (50%) of Consolidated Excess Cash Flow for such fiscal year, (B) if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than 2.50:1.0 but greater than or equal to 2.00:1.0, twenty-five percent (25%) of Consolidated Excess Cash Flow for such fiscal year, and (C) if the Consolidated First Lien Leverage Ratio as of the last day of such fiscal year is less than 2.00:1.0, no prepayment of Consolidated Excess Cash Flow for such fiscal year is required.

Notwithstanding the foregoing, if (a) the First Lien Credit Documents as in effect on the date hereof require prepayments to be made on the First Lien Obligations from (i) the Net Cash Proceeds of any Disposition, Involuntary Disposition or Debt Issuance or (ii) Consolidated Excess Cash Flow for any fiscal year and (b) the First Lien Lenders do not waive any such prepayments, the Borrower shall not be required to make a mandatory prepayment of the Loans pursuant to this Section 2.04(b) with respect to such applicable Net Cash Proceeds or Excess Cash Flow.

(c) Application. Within each Loan, prepayments will be applied first to Base Rate Loans and then to Eurodollar Rate Loans in direct order of Interest Period maturities. Prepayments will be paid by the Administrative Agent to the Lenders in accordance with their pro rata share thereof.

(d) Right to Decline Mandatory Prepayments. One or more Lenders may decline to accept a mandatory prepayment under Section 2.04(b) and in such event such declined prepayment(s) shall be retained by the Borrower or its applicable Subsidiary.

(e) Prepayment Compensation. All voluntary prepayments of the Term Loan that are made in accordance with Section 2.04(a) prior to the second anniversary of the Closing Date shall be subject to an additional premium equal to the amount of such prepayment multiplied by (i) with respect to prepayments made prior to the first anniversary of the Closing Date (other than prepayments made solely with the Net Cash Proceeds of an initial public offering of the common stock of the Borrower), two percent (2%), (ii) with respect to prepayments made prior to the first anniversary of the Closing Date solely with the Net Cash Proceeds of an initial public offering of the common stock of the Borrower, one percent (1%), and (iii) with respect to prepayments made on and after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, one percent (1%). On or after the second anniversary of the Closing Date, no premiums or penalties shall be payable pursuant to this Section 2.04(e) in connection with any prepayments of the Term Loan.

2.05 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Loan that is a Eurodollar Rate Loan shall bear interest on the Outstanding Amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Percentage; and (ii) each Loan that is a Base Rate Loan shall bear interest on the Outstanding Amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Percentage.

(b) (i) If any amount of principal of any Loan payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iii) Upon the election of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.06 Fees. The Borrower shall pay to the Administrative Agent for its own account such fees as have been separately agreed upon in writing in the amounts and at the times specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.07 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.08(a), bear interest for one day.

2.08 Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its pro rata share of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Subject to the definition of “Interest Period,” if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder (or, in the case of a Borrowing of a Base Rate Loan, prior to the time the Loan Notice is delivered by the Borrower), that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its commitment or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward costs and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and each Lender, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, toward repayment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.09 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and

(b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.10 Evidence of Debt. The Credit Extensions made by the Lenders shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by the Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Term Note which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Term Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Credit Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent and each Lender, (i) income taxes imposed on or measured by its overall net income, gross receipts or assets, and franchise taxes imposed on it (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent or such Lender (as the case may be) is organized or in which its principal office is located or, in the case of any Lender, in which it maintains a lending office, and (ii) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, (A) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower shall make such deductions, (C) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law, and (D) within thirty days after the date of such payment, the Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies that arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”).

(c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent or any Lender, the Borrower shall also pay to the Administrative Agent or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent or such Lender, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including additions to tax, penalties, interest and expenses and any costs related to the defense of a lawsuit or other action, whether brought by a Credit Party or any other party) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that such indemnity shall not, as to the Administrative Agent or any Lender, be available to the extent that such liability is determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent (in the case of any indemnity claimed by the Administrative Agent) or such Lender (in the case of any indemnity claimed by a Lender). Payment under this subsection (d) shall be made within thirty days after the date the Administrative Agent or such Lender makes a demand therefor.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank eurodollar market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent (which shall promptly notify the Borrower) that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all such Eurodollar Rate Loans of such Lender to

Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

3.03 Inability to Determine Rates.

If the Required Lenders determine that for any reason (i) deposits in Dollars are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period, (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period or (iii) that the Eurodollar Rate for any requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans in the Applicable Currencies shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Loans that are Base Rate Loans.

3.04 Increased Cost; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized in the determination of the Eurodollar Rate), then from time to time within thirty days after the Borrower’s receipt of demand from such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time within thirty days after the Borrower’s receipt of demand from such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Notwithstanding anything herein to the contrary, the Borrower shall not be obligated to compensate any Lender for any amount owing under this Section 3.04 if such Lender fails to notify the Borrower thereof within 180 days after the date on which such Lender knew (or, in the exercise of reasonable diligence, should have known) of the circumstances giving rise to such right of compensation (provided that, if the event giving rise to such compensation is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (other than as a result of such Lender’s failure to make a Loan required to be made by it hereunder) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Matters Applicable to All Requests for Compensation. If the Administrative Agent or any Lender is claiming compensation under this Article III, the Administrative Agent or such Lender shall provide a certificate to the Borrower denoting the same and setting forth the additional amount or amounts to be paid to it hereunder. Such certificate shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

3.07 Survival Losses. All of the Borrower’s obligations under this Article III shall survive repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever (other than as otherwise expressly required pursuant to the Credit Documents), and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable Law.

4.02 Obligations Unconditional.

(a) The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full.

(b) Without limiting the generality of the foregoing subsection (a), it is agreed that, to the fullest extent permitted by Law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents shall be done or omitted;

(iii) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien granted to, or in favor of, the Collateral Agent, the Control Agent or any holder of the Obligations as security for any of the Obligations shall fail to attach or be perfected; or

(v) any of the Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

(c) With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices (other than as otherwise expressly required pursuant to the Credit Documents) whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other agreement or instrument referred to in the Credit Documents, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of each Guarantor under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of the Obligations on demand for all reasonable costs and expenses (including Attorney Costs) incurred by such Person in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

(a) Each of the Guarantors agree that, to the fullest extent permitted by Law, as between the Guarantors, on the one hand, and holders of the Obligations, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the holders of the Obligations may exercise their remedies thereunder in accordance with the terms thereof.

4.06 Rights of Contribution.

The Guarantors hereby agree as among themselves that, in connection with payments made hereunder, each Guarantor shall have a right of contribution from each other Guarantor in accordance with applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the Obligations until such time as the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated, and none of the Guarantors shall exercise any such contribution rights until the Obligations have been irrevocably paid in full and the commitments relating thereto shall have expired or been terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee given by the Guarantors in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions to Initial Credit Extensions. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a) Executed Credit Documents. The Administrative Agent’s receipt of counterparts of this Credit Agreement, a Term Note for each Lender that requests a Term Note, the Security Agreement, the Pledge Agreements and the Intercreditor Agreement, in each case dated as of the Closing Date, duly executed by each party thereto and in form and substance satisfactory to the Lenders.

(b) Organization Documents, Etc. The Administrative Agent’s receipt of a duly executed certificate of a Responsible Officer of each Credit Party, in form and substance satisfactory to the Administrative Agent, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Closing Date:

(i) Charter Documents. Copies of its articles or certificate of organization or formation, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;

(ii) Bylaws. Copies of its bylaws, operating agreement or partnership agreement;

(iii) Resolutions. Copies of its resolutions approving and adopting the Credit Documents to which it is party, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(iv) Incumbency. Incumbency certificates identifying the Responsible Officers of such Credit Party that are authorized to execute Credit Documents and to act on such Credit Party’s behalf in connection with the Credit Documents; and

(v) Good Standing Certificates. Certificates of good standing or the equivalent from its jurisdiction of organization or formation and the jurisdiction of its principal place of business, in each case certified as of a recent date by the appropriate Governmental Authority.

(c) Solvency Certification. The Administrative Agent shall have received certification as to the solvency of the Borrower and its Subsidiaries on a consolidated basis (after giving effect to the Equity Distribution and the incurrence of Funded Debt in connection therewith) from the chief financial officer of the Borrower.

(d) Opinions of Counsel. The Administrative Agent shall have received favorable opinions of counsel to the Credit Parties, dated as of the Closing Date, as requested by the Administrative Agent and in form and substance satisfactory to the Lenders.

(e) Financial Statements.

(i) The Administrative Agent shall have received pro forma consolidated and consolidating financial statements as to the Borrower and its Subsidiaries after giving effect to the Term Loan and the credit extensions to be made on the Closing Date under the First Lien Credit Agreement and the application of the proceeds thereof, and forecasts prepared by management of the Borrower, each in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and on an annual basis for each year thereafter through the Maturity Date.

(ii) The Lenders shall have received and reviewed, with results reasonably satisfactory to the Lenders, the interim financial statements of the Borrower and its Subsidiaries for the fiscal quarter ended September 30, 2006.

(f) Officer Certificates. The Administrative Agent’s receipt of a certificate or certificates of a Responsible Officer of the Borrower, dated as of the Closing Date, in form and substance satisfactory to the Administrative Agent, certifying that each of the conditions precedent set forth in Section 5.02 have been satisfied as of the Closing Date.

(g) Personal Property Collateral. The Administrative Agent’s receipt of the following, each in form and substance satisfactory to the Administrative Agent:

(i) Lien Priority. Evidence that (A) the Collateral Agent holds a perfected, second priority Lien on all Collateral subject only to Permitted Liens and (B) none of the Collateral is subject to any Liens (other than Permitted Liens);

(ii) Intellectual Property. Such patent, trademark and copyright notices and recordations as are necessary or appropriate, in the Collateral Agent’s discretion, to perfect the security interests in the Credit Parties’ IP Rights; and

(iii) Capital Stock. Evidence that the original certificates evidencing the Capital Stock pledged pursuant to the Collateral Documents (to the extent such Capital Stock is certificated), together with undated stock transfer powers executed in blank, and such other items in connection with foreign Capital Stock as the Administrative Agent may reasonably request, have been delivered to the Control Agent.

(h) No Material Adverse Change. There shall not have occurred a material adverse change in the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2005.

(i) Amendment to First Lien Credit Agreement. The Administrative Agent shall have received an executed copy of the First Amendment to the First Lien Credit Agreement pursuant to which the Credit Parties shall be permitted to enter into this Credit Agreement and grant Liens to the Collateral Agent to secure the Obligations. The First Lien Term Loan shall have been funded (or concurrent with the effectiveness of this Credit Agreement shall be funded) and there shall be no less than $70 million of availability under the “Revolving Commitments” under the First Lien Credit Agreement as of the Closing Date after giving effect to the credit extensions to be made on the Closing Date under the First Lien Credit Agreement.

(j) Repayment of Existing Term Loans under First Lien Credit Agreement. The existing term loans under the First Lien Credit Agreement shall be repaid in full concurrent with the making of the Term Loan and the credit extensions to be made on the Closing Date under the First Lien Credit Agreement.

(k) Evidence of Insurance. The Administrative Agent shall have received copies of insurance policies or certificates of insurance of the Borrower and its Subsidiaries evidencing liability and casualty insurance, including, but not limited to, naming the Collateral Agent as additional insured in the case of liability insurance and naming the Control Agent as loss payee in the case of property insurance on the Collateral.

(l) Fees and Expenses. All fees and expenses required to be paid on or before the Closing Date shall have been paid.

5.02    Conditions to all Credit Extensions. The obligation of each Lender to honor any Loan Notice is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Credit Party contained in Article VI or any other Credit Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Credit Parties represent and warrant to the Administrative Agent and each Lender that:

6.01 Existence, Qualification and Power. Each Credit Party (a) is a duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on the business in which it is presently (or, to the extent permitted by Section 8.07, in which it proposes to be) engaged and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(i) and (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Credit Document to which such Credit Party is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; or (b) except to the extent it would not reasonably be expected to result in a Material Adverse Effect, (i) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Permitted Liens) under, (A) any Contractual Obligation to which such Credit Party is a party or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its Property is subject or (ii) violate any Law.

6.03 Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Credit Agreement or any other Credit Document (other than (a) as have already been obtained and are in full force and effect and (b) filings to perfect security interests granted pursuant to the Credit Documents).

6.04 Binding Effect. This Credit Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to Debtor Relief Laws, general principles of equity (whether considered in a proceeding in equity or law) and an implied covenant of good faith and fair dealing.

6.05 Financial Statements.

(a) The audited consolidated and unaudited consolidating balance sheets of the Consolidated Group for the most recent fiscal year ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated and consolidating financial statements of the Consolidated Group for the most recent fiscal quarter ended, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

6.06 No Material Adverse Effect. Since the date of the audited financial statements for the fiscal year ending December 31, 2005, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

6.07 Litigation. There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the any member of the Consolidated Group or against any of their properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, would reasonably be expected to have a Material Adverse Effect.

6.08 No Default. (a) No member of the Consolidated Group is in default under or with respect to any Contractual Obligation that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (b) no Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document.

6.09 Ownership of Property; Liens. Each member of the Consolidated Group has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Property of the Consolidated Group is subject to no Liens, other than Permitted Liens.

6.10 Environmental Compliance. The Consolidated Group conducts in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.11 Insurance. The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

6.12 Taxes. Each member of the Consolidated Group has filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

6.13 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently pending before the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that would reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

6.14 Subsidiaries. As of the Closing Date, set forth on Schedule 6.14, with respect to each Credit Party, is the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), and ownership and ownership percentages of each Subsidiary (including a designation of each Immaterial Domestic Subsidiary and each Immaterial First Tier Foreign Subsidiary). The outstanding Capital Stock has been validly issued, is owned free of Liens (other than Permitted Liens), and with respect to any outstanding shares of Capital Stock of a corporation, such shares are fully paid and non-assessable. The outstanding shares of Capital Stock are not subject to any buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.14. The Credit Parties have no Subsidiaries other than those specifically disclosed on Schedule 6.14 or formed or acquired as permitted under this Credit Agreement.

6.15 Margin Regulations; Investment Company Act.

(a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying “margin stock” (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Credit Parties, any Person Controlling a Credit Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.16 Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.17 Compliance with Laws. Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

6.18 Intellectual Property; Licenses, Etc. Each member of the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except to the extent such conflicts, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any member of the Consolidated Group infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Credit Parties, threatened, that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.19 Collateral Documents. Each Collateral Document is effective to create in favor of the Collateral Agent, for the ratable benefit of the holders of the Obligations secured thereby, a legal, valid and enforceable security interest in the Collateral identified therein, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is ought in equity or at law) and an implied covenant of good faith and fair dealing.

6.20 [Reserved].

6.21 Real Property. As of the Closing Date, (a) no Credit Party owns any real property and (b) set forth on Schedule 6.21, with respect to each Credit Party, is a true, correct and complete list of all material real property (including street address) leased by such Person.

6.22 Solvency. Immediately after giving effect to each Credit Extension and the application of the proceeds thereof, each Credit Party is Solvent.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Obligations shall have been paid in full or otherwise satisfied, the Credit Parties will, and will cause each of their Subsidiaries to:

7.01 Financial Statements. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event not later than 120 days after the end of each fiscal year of the Borrower, consolidated and consolidating balance sheets of the Consolidated Group as at the end of such fiscal year (beginning with the fiscal year ending December 31, 2006), and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP and in the case of the consolidated financial statements audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and

(b) as soon as available, but in any event not later than sixty days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (beginning with the fiscal quarter ending March 31, 2007), consolidated and consolidating balance sheets of the

Consolidated Group as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

7.02 Certificates; Other Information. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), (i) a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default or, if any such Default or Event of Default shall exist, stating the nature and status of such event and (ii) a certificate of a Responsible Officer of the Borrower attaching projections (on a quarterly basis) for the three-year period immediately following the fiscal year then ended;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the financial covenants contained herein, (ii) setting forth the U.S. and U.K. call volume for such period, (iii) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (iii) including a summary of all material changes in GAAP and in the consistent application thereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes;

(c) promptly after any reasonable request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of any Credit Party or any Subsidiary of a Credit Party, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower post such documents, or provides a link thereto on the Borrower’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (A) the Borrower shall deliver paper copies of such documents as requested by the Administrative Agent or any Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notification. Promptly notify the Administrative Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary;

(e) of any litigation, investigation or proceeding affecting any Credit Party in which the amount involved or relief sought would reasonably be expected to have a Material Adverse Effect; and

(f) of the exercise of the Global Call Option or the Global Put Option.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.

7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities in respect of taxes, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, except in connection with a transaction permitted by Section 8.04 or 8.05;

(b) Preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its organization, except in connection with a transaction permitted by Section 8.04 or 8.05 and except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c) Take all commercially reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(d) Preserve or renew all of its registered patents, trademarks, trade names and service marks, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material property and equipment that is necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted;

(b) Make all necessary repairs to such property and equipment and renewals and replacements thereof, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c) Use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance. Maintain in full force and effect with financially sound and reputable insurance companies that are not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. The Control Agent shall be named as loss payee or mortgagee, as its interest may appear, with respect to any such insurance providing coverage in respect of any Collateral, and the Control Agent shall be named as additional insured with respect to any liability insurance. Each provider of any such insurance providing coverage in respect of any Collateral shall agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent, that it will endeavor to give the applicable certificate holder thirty (30) days prior written notice before any such policy or policies shall be altered or canceled.

7.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records. Maintain (a) proper books of record and account, in which true, correct and complete entries in conformity with GAAP shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and (b) such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary.

7.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to conduct field audits, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (collectively, an “Inspection”) at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower and at the Borrower’s expense; provided, however, that (a) unless an Event of Default exists, no more than one Inspection per fiscal year shall be at the expense of the Borrower, (b) one or more representatives of the Borrower may be present during any such Inspection, (c) one or more representatives of any Lender may be present during any such Inspection, and (d) when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may conduct Inspections at the expense of the Borrower without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Loans solely (a) to refinance existing Indebtedness, (b) to finance the Equity Distribution and (c) for working capital, capital expenditures and other general corporate purposes not in contravention of any Law or of any Credit Document (including Permitted Acquisitions and Restricted Payments permitted hereunder).

7.12 Joinder of Subsidiaries as Guarantors.

(a) Domestic Subsidiaries. Within thirty (30) days (or such later date as agreed to by the Administrative Agent in writing) after any Person becomes a Domestic Subsidiary (other than any Immaterial Domestic Subsidiary), cause such Domestic Subsidiary to (i) become a Domestic Guarantor by executing and delivering to the Administrative Agent a Domestic Joinder Agreement (or such other documentation as the Administrative Agent shall reasonably deem appropriate for such purpose) and such security agreements, pledge agreements and other documents as the Administrative Agent shall deem appropriate for the purpose of causing such Domestic Subsidiary to comply with Section 7.13 and Section 7.14 and (ii) deliver to the Administrative Agent Organization Document Deliverables for such Domestic Subsidiary and favorable opinions of counsel to such Domestic Subsidiary, in each case to the extent required by, and in form and substance reasonably satisfactory, to the Administrative Agent.

(b) Guaranty of First Lien Obligations. If any Domestic Subsidiary that is not a Guarantor provides a Support Obligation in respect of the First Lien Obligations, such Domestic Subsidiary shall, concurrent with providing such Support Obligation, (i) become a Guarantor by executing and delivering to the Administrative Agent a Joinder Agreement (or such other documentation as the Administrative Agent shall reasonably deem appropriate for such purpose) and such security agreements, pledge agreements and other documents as the Administrative Agent shall deem appropriate for the purpose of causing such Domestic Subsidiary to comply with Section 7.13 and Section 7.14 and (ii) deliver to the Administrative Agent Organization Document Deliverables for such Domestic Subsidiary and favorable opinions of counsel to such Domestic Subsidiary, in each case to the extent required by, and in form and substance reasonably satisfactory, to the Administrative Agent.

7.13 Pledge of Capital Stock. Subject to Section 7.16 in the case of InfoNXX Philippines, pledge or cause to be pledged to the Collateral Agent to secure the Obligations, (i) 100% of the issued and outstanding Capital Stock of each Domestic Subsidiary (other than any Immaterial Domestic Subsidiary), within thirty days (or such later date as agreed to by the Administrative Agent in writing) of the formation, acquisition or other receipt of such interests and (ii) to the maximum extent permitted by applicable Law, 65% of the issued and outstanding Capital Stock of each of Material First Tier Foreign Subsidiary within sixty days (or such later date as agreed to by the Administrative Agent in writing) of its formation, acquisition or other receipt of such interests, in each case pursuant to the Pledge Agreement or pledge joinder agreements, together with opinions of counsel and any filings and deliveries requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent;

provided that the requirement for the pledge of 65% of the Capital Stock in each First-Tier Foreign Subsidiary to secure the Obligations is intended to avoid treatment of the undistributed earnings of a Foreign Subsidiary as a deemed dividend to its United States parent for United States federal income tax purposes. Accordingly, notwithstanding the provisions of this Section 7.13, each Credit Party shall pledge or cause to be pledged any greater percentage of its interest in a Material First Tier Foreign Subsidiary that (whether pursuant to existing Law or as the result of changes to, or clarifications of, existing Law after the date hereof) (A) would not reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary to be treated as a deemed dividend to the United States parent of such Foreign Subsidiary, as determined for United States federal income tax purposes, and (B) would not otherwise reasonably be expected to result in material adverse tax consequences to such Foreign Subsidiary or its United States parent, to secure the Obligations.

The pledge of the Capital Stock of InfoNXX Philippines is subject to a documentary stamp tax in the Philippines. Such documentary stamp tax is based on the amount of debt secured by such pledge. The parties hereto agree that in order to reduce the amount of the documentary stamp tax due in connection with such pledge, the Collateral Agent may, in its sole discretion, permit the applicable pledge agreement(s) to expressly secure an amount of debt that is less than the aggregate principal amount of the Obligations. The parties hereto further agree that if the pledge of any other Capital Stock of a Foreign Subsidiary pursuant to this Section 7.13 would give rise to any documentary, recording or other similar taxes, then the Collateral Agent may take such steps as the Collateral Agent deems appropriate in its sole discretion to reduce the amount of such taxes, including, without limitation, agreeing to a principal amount of debt secured by such pledge that is less than the aggregate principal amount of the Obligations.

7.14 Pledge of Other Property. Cause each Credit Party to mortgage, pledge and grant a security interest in all of its Property (except Excluded Property and as otherwise set forth in Section 7.13 with respect to Capital Stock), within thirty days (or such later date as agreed to by the Administrative Agent in writing) of the acquisition thereof (in the case of any such personal property) and within sixty days (or such later date as agreed to by the Administrative Agent in writing) of the acquisition thereof (in the case of any real property), in each case pursuant to such mortgage instruments, pledge and security agreements, joinder agreements or other documents, together with opinions of counsel and any filings and deliveries reasonably requested by the Collateral Agent in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Collateral Agent, to secure the Obligations.

7.15 ERISA Compliance. Except to the extent it would not reasonably be expected to result in a Material Adverse Effect, do, and cause each of its ERISA Affiliates to do, each of the following: (a)

maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Law; (b) cause each Plan that is qualified under Section 401(a) of the Internal Revenue Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Internal Revenue Code.

7.16 Post-Closing Matters.

(a) Within sixty (60) days after the Closing Date (or such later date as agreed to by the Administrative Agent in writing), cause the Capital Stock of InfoNXX Philippines to be pledged to the Collateral Agent in accordance with Section 7.13.

(b) Within forty-five (45) days after the Closing Date, deliver to the Administrative Agent a reliance letter from the United States counsel to the Credit Parties permitting each Lender that is a party to the Credit Agreement on the date that is thirty (30) days after the Closing Date to rely in the opinion delivered by such counsel on the Closing Date.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Obligations shall have been paid in full or otherwise satisfied, the Credit Parties will not, and will not permit any of their Subsidiaries to:

8.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to the Collateral Documents securing the Obligations;

(b) Liens existing on the date hereof and listed on Schedule 8.01 and any renewals or extensions thereof, provided that the Property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

(c) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing, or in respect of, obligations under capital leases or Synthetic Leases and purchase money obligations for fixed or capital assets permitted under Section 8.03(e); provided that (i) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the Property being acquired on the date of acquisition and (iii) such Liens do not at any time encumber any real property;

(j) Liens on any Property acquired (including the Property of any Person acquired) in a Permitted Acquisition after the Closing Date and the replacement, extension or renewal thereof, provided that (i) such Liens exist at the time of such Acquisition, (ii) such Liens are not created in contemplation of such Acquisition, (iii) such Liens do not extend to any Property other than the Property subject to such Liens immediately prior to such Acquisition and (iv) the Indebtedness secured thereby is permitted under Section 8.03(k);

(k) Liens securing the First Lien Obligations;

(l) other Liens securing Indebtedness incurred by any Foreign Subsidiary under Section 8.03(f); and

(m) other Liens, provided that the aggregate principal amount of all Indebtedness and other obligations secured thereby shall not exceed $6 million.

8.02 Investments. Make or permit to exist any Investments, except:

(a) cash and Cash Equivalents;

(b) Investments (including intercompany Investments) existing on the date hereof and listed on Schedule 8.02 and any extensions, renewals or reinvestments thereof, so long as (i) the aggregate amount of all Investments pursuant to this clause (b) is not increased at any time above the amount of such Investments existing as of the date hereof and (ii) the aggregate amount of all Investments pursuant to this clause (b) by the Borrower or any Domestic Subsidiary in any Foreign Subsidiary is not increased at any time above the amount of such Investments existing as of the date hereof;

(c) to the extent not prohibited by applicable Law, advances to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount not to exceed $6 million at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(d) loans to officers, directors and employees of the Borrower and its Subsidiaries, provided that concurrent with the advance of such loans the proceeds of such loans shall be used solely to purchase Capital Stock in the Borrower;

(e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(f) Support Obligations permitted by Section 8.03;

(g) the Global Loan and the Investexx Disposition;

(h) Permitted Intercompany Investments and Permitted Intercompany Transfers;

(i) Permitted Acquisitions;

(j) capital contributions in Foreign Subsidiaries formed under the laws of France and Italy made to satisfy minimum capital requirements under the laws of France and Italy, provided that (i) the aggregate principal amount of all such capital contributions shall not exceed (A) $14.4 million in Foreign Subsidiaries formed under the laws of France and (B) $3.6 million in Foreign Subsidiaries formed under the laws of Italy, and (ii) no Default or Event of Default shall exist immediately before or immediately after giving effect to such capital contribution;

(k) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(l) Investments permitted by Section 8.06; and

(m) other Investments not permitted by the foregoing clauses of this Section in an aggregate outstanding principal amount not to exceed at any time (i) $12 million plus (ii) the Adjusted Applicable Amount (provided that this clause (m) shall not be used to make Investments by the Borrower or any Domestic Subsidiary in any Foreign Subsidiary).

8.03 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Credit Documents;

(b) Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and any refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension, but the principal amount of any such refinancing, refunding, renewal or extension may include (i) the principal amount of unfunded commitments relating thereto, (ii) a reasonable premium or other reasonable amount paid, and (iii) the costs thereof, including reasonable fees and expenses incurred in connection therewith;

(c) obligations (contingent or otherwise) of any member of the Consolidated Group existing or arising under any Swap Contract, provided that (i) such obligations are entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(d) intercompany Indebtedness among members of the Consolidated Group incurred in connection with transactions permitted by Section 8.02;

(e) Indebtedness under capital leases, Synthetic Leases obligations and purchase money obligations incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case, for capital assets and refinancings, refundings, renewals or extensions thereof; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of the refinancing, and (iii) the aggregate principal amount of all such Indebtedness shall not at any time exceed $30 million;

(f) Indebtedness owing by Foreign Subsidiaries, provided that (i) the aggregate principal amount of such Indebtedness owing by the members of the Philippines Group shall not exceed $2.4 million and (ii) the aggregate principal amount of all such Indebtedness for all Foreign Subsidiaries (including members of the Philippines Group) shall not exceed $30 million;

(g) any Subordinated Debt;

(h) Indebtedness in an aggregate principal amount of up to $6 million owing in connection with the purchase of Industrial Development Bonds issued by the City of Wichita, Kansas to provide a lease financing for the purchase of call center equipment for the Kansas call center;

(i) Indebtedness arising under the First Lien Credit Documents in an aggregate principal amount not to exceed $575 million at any one time outstanding as increased, amended or refinanced as permitted by the terms of the Intercreditor Agreement;

(j) Indebtedness arising under surety bonds, bid bonds, completion guarantees and similar instruments entered into in the ordinary course of business;

(k) Indebtedness of any Person acquired in a Permitted Acquisition after the Closing Date or assumed by the Borrower or any Subsidiary in a Permitted Acquisition after the Closing Date and in each case any refinancings, refundings, renewals or extensions thereof; provided that (i) such Indebtedness was not incurred in anticipation of or connection with such Permitted Acquisition, (ii) the aggregate outstanding principal amount of such Indebtedness shall not exceed $6 million at any time and (iii) in connection with any refinancing, refunding, renewal or extension thereof, the principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension (except that the principal amount of any such refinancing, refunding, renewal or extension may include the principal amount of unfunded commitments relating thereto, a reasonable premium or other reasonable amount paid, and the costs thereof, including reasonable fees and expenses incurred in connection therewith);

(l) other unsecured Indebtedness in an aggregate principal amount not to exceed $12 million at any time; and

(m) Support Obligations by members of the Consolidated Group in respect of Indebtedness permitted under the foregoing clauses of this Section, provided that (a) the Borrower and the Domestic Subsidiaries shall not be permitted to provide Support Obligations in respect of the Indebtedness permitted under clause (f) above and (b) the members of the Philippines Group shall not be permitted to provide Support Obligations in respect of any

Indebtedness of a Person that is not a member of the Philippines Group (other than Indebtedness arising under the First Lien Credit Documents).

Notwithstanding the foregoing, the aggregate principal amount of Indebtedness under clauses (e), (f), (j), (k) and (l) of this Section 8.03 shall not exceed $60 million at any time.

8.04 Mergers and Dissolutions. Merge, dissolve, liquidate, consolidate with or into another Person, except that, so long as no Default or Event of Default exists or would result therefrom, (a) any Subsidiary may merge or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any Guarantor, provided that such Guarantor shall be the continuing or surviving Person, or (iii) another Subsidiary, provided that if such Subsidiary is a Wholly Owned Subsidiary, a Wholly Owned Subsidiary shall be the continuing or surviving Person; (b) any Subsidiary may be dissolved or liquidated, provided that its assets are Disposed of as otherwise permitted hereunder and (c) Permitted Intercompany Transfers shall be permitted.

8.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition to or in favor of any Person, unless (a) such Disposition is a transaction permitted under Section 8.04 or (b) at the time of such Disposition, (i) no Default or Event of Default shall exist or would result from such Disposition, (ii) the aggregate book value of all Property Disposed of pursuant hereto in any fiscal year shall not exceed $12 million and (iii) such Disposition shall be for fair market value.

8.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that:

(a) each Subsidiary may declare and make Restricted Payments to each Person that owns Capital Stock in such Subsidiary, ratably according to their respective holdings of the type of Capital Stock in respect of which such Restricted Payment is being made;

(b) the Borrower may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;

(c) the Borrower may purchase, redeem or otherwise acquire shares of its common stock or other common equity interests or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;

(d) the Borrower may declare and make the Equity Distribution; and

(e) the Borrower and its Subsidiaries may declare and make Permitted Junior Payments.

8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business substantially related or incidental thereto.

8.08 Change in Fiscal Year. In the case of the Borrower, change its fiscal year without the prior written consent of the Required Lenders.

8.09 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Consolidated Group as would be obtainable by such Person at that time in a comparable arm’s length transaction with a non-Affiliate; provided that the foregoing restriction shall not apply to (a) Permitted Intercompany Transfers, (b) Permitted Intercompany Investments, (c) dividends, redemptions and repurchases permitted pursuant to Section 8.06 and (d) transactions set forth on Schedule 8.09 attached hereto.

8.10 Amendments to and Prepayment of Subordinated Debt and First Lien Obligations.

(a) Amend or modify, or permit or acquiesce to the amendment or modification (including waivers) of, any material provisions of any Subordinated Debt (including any notes or instruments evidencing any Subordinated Debt and any indenture or other governing instrument relating thereto) in a manner materially adverse to the Borrower or any Subsidiary or the Lenders;

(b) Make any payment in contravention of the terms of any Subordinated Debt;

(c) Except in connection with a refinancing or refunding permitted hereunder, make any prepayment, redemption, defeasance or acquisition for value of (including by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange of, any Subordinated Debt, other than (i) regularly scheduled payments of principal and interest on such Funded Debt and (ii) Permitted Junior Payments; or

(d) Amend or modify any First Lien Credit Document except as permitted by the Intercreditor Agreement.

8.11 No Further Negative Pledges. Enter into any Contractual Obligation (other than Credit Documents and the First Lien Credit Documents) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer Property to the Borrower or any Guarantor, (ii) of any Subsidiary to guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on Property of such Person to secure the Obligations; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(e) solely to the extent any such negative pledge relates to the Property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person in connection with the grant of any Lien to secure another obligation of such Person.

8.12 Financial Covenant. Permit the Consolidated Total Leverage Ratio as of the end of any fiscal quarter set forth in the table below to be greater than the ratio opposite such fiscal quarter end:

Fiscal Quarter End	Maximum Consolidated Total Leverage Ratio

December 31, 2006	5.00:1.0
March 31, 2007	5.00:1.0
June 30, 2007	4.75:1.0
September 30, 2007	4.25:1.0
December 31, 2007	3.75:1.0
March 31, 2008	3.50:1.0
June 30, 2008	3.50:1.0
September 30, 2008	3.50:1.0
December 31, 2008 and each fiscal quarter end thereafter	3.00.1.0

8.13 Amendments to Transaction Documents.

(a) Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders.

(b) Amend, modify or change any of the Global Loan Documents in a manner materially adverse to the Borrower or any Subsidiary or to the Lenders.

(c) Amend, modify or change the Global Shareholder Agreement in a manner materially adverse to the Borrower or any Subsidiary or to the Lenders.

(d) Consent to Global entering into any transaction described in Sections 8.2, 8.3, 8.12, 8.13, 8.19, 8.20, 8.26 and 8.27 of the Global Shareholder Agreement without the prior written consent of the Administrative Agent.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. Either Borrower or any other Credit Party fails to pay (i) when due and as required to be paid herein, any amount of principal of any Loan, or (ii) within three days after the same becomes due, any interest on any Loan, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants

(i) The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02 or 7.10 and such failure continues for five (5) Business Days; or

(ii) The Borrower or any other Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03, 7.05(a) or 7.11 or Article VIII (subject, in the case of Section 8.12, to the exercise by the Borrower of the Cure Right in accordance with Section 9.05); or

(c) Other Defaults. Either Borrower or any other Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall be false or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) Any member of the Consolidated Group fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness; or (ii) any member of the Consolidated Group fails to observe or perform any other agreement or condition relating to any Material

Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Material Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; or (iii) there occurs under any Swap Contract a Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than $12 million; or

(f) Insolvency Proceedings, Etc.

(i) Any member of the Consolidated Group institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or any member of the Consolidated Group applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or

(ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed for any member of the Consolidated Group or for all or any material part of the Property of any member of the Consolidated Group, in each case without the application or consent of any member of the Consolidated Group and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any member of the Consolidated Group or to all or any material part of the Property of any member of the Consolidated Group is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any member of the Consolidated Group becomes unable or fails generally to pay its debts as they become due; (ii) any member of the Consolidated Group admits in writing its inability to pay its debts as they become due; or (iii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against any member of the Consolidated Group (i) a final judgment or order for the payment of money in an aggregate amount exceeding $12 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a

Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $12 million, or (ii) a Credit Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $12 million; or

(j) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party denies or disaffirms in writing that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Ownership of Investexx.

(i) The failure of the Borrower to own, directly or indirectly, one hundred percent (100%) of the Capital Stock of Global and Investexx; or

(ii) The failure of Global to own one hundred percent (100%) of the Capital Stock of Investexx prior to the Investexx Disposition; or

(m) First Lien Credit Documents. (i) A First Lien Event of Default shall have occurred and remain continuing ninety (90) days after the First Lien Agent received notice thereof, (ii) any portion of the First Lien Obligations is declared due and payable (or automatically becomes due and payable) prior to the applicable stated maturity under the First Lien Credit Agreement as a result of a First Lien Event of Default or (iii) the First Lien Agent or the First Lien Collateral Agent exercises any of the remedies pursuant to Section 9.02 of the First Lien Credit Agreement (other than the institution of the Default Rate under and as defined in the First Lien Credit Agreement) with respect to any First Lien Event of Default.

(n) Intercreditor Agreement. The Intercreditor Agreement, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or the satisfaction in full of all Obligations, ceases to be in full force and effect or is determined by any Governmental Authority or arbitral entity having jurisdiction to be void, unenforceable or otherwise not in full force and effect, in whole or in part, for any reason.

9.02 Remedies Upon Event of Default. Subject to the Intercreditor Agreement, if any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitments of the Lenders to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it or the Lenders under the Credit Documents or applicable Law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f) or (g), the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

9.03 Prepayment Compensation Upon Acceleration. If the Term Loan is accelerated pursuant to Section 9.02 as a result of the occurrence of an Event of Default under Section 9.01(f)(i) or (g) prior to the second anniversary of the Closing Date, then any repayment of the Term Loan thereafter shall be subject to an additional premium equal to the amount of such repayment multiplied by (i) if such acceleration occurred prior to the first anniversary of the Closing Date, two percent (2%) and (ii) if such acceleration occurred on and after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, one percent (1%).

9.04 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02):

(a) any amounts received on account of the Obligations shall be applied in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans payable to the Lenders, ratably among them in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

9.05 Financial Covenant Cure Rights.

In the event that the Credit Parties fail to comply with any financial covenant contained in Section 8.12 as of the end of any fiscal quarter of the Borrower (each a “Financial Covenant Default”), the Borrower shall have the right to cure such Event of Default (the “Cure Right”) by issuing or selling shares of its Capital Stock during the period of thirty (30) days following the date of delivery of the Compliance Certificate for such fiscal quarter and applying the amount of the Net Cash Proceeds thereof to increase Consolidated Adjusted EBITDA with respect to such applicable quarter provided that:

(a) the Borrower shall deliver to the Administrative Agent written notice of its intent to exercise its Cure Right with respect to any Financial Covenant Default (a “Cure Notice”) concurrent with the delivery by the Borrower to the Administrative Agent of the Compliance Certificate for the fiscal quarter for which such Financial Covenant Default occurred;

(b) the Borrower shall have the right to exercise the Cure Right not more than (i) two (2) times during any four fiscal quarter period and (ii) four (4) times during the term of this Credit Agreement; and

(c) not more than $20 million in the aggregate of Net Cash Proceeds from the transactions contemplated by this Section 9.05 may be treated as Consolidated Adjusted EBITDA during the term of this Credit Agreement.

ARTICLE X

ADMINISTRATIVE AGENT AND COLLATERAL AGENT

10.01 Appointment and Authorization of Administrative Agent and Collateral Agent.

(a) Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any other Credit Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any other Credit Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Credit Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Credit Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Credit Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Collateral Documents. The Collateral Agent shall act for the account of the holders of the Obligations with respect to any Collateral Documents and the Collateral Agent shall have all of the benefits, indemnities and immunities (i) provided to the Administrative Agent in this Credit Agreement with respect to any acts taken or omissions suffered by the Collateral Agent as fully as if the term “Administrative Agent” as used herein included the Collateral Agent with respect to such acts or omissions and (ii) as additionally provided herein and in the Collateral Documents with respect to the Collateral Agent.

10.02 Delegation of Duties. The Administrative Agent may execute any of its duties under this Credit Agreement or any other Credit Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

10.03 Liability of Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Credit Agreement or any other Credit Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for (i) any recital, statement, representation or warranty made by any Credit Party or any officer thereof, contained herein or in any other Credit Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Credit Agreement or any other Credit Document, (ii) the validity, effectiveness, genuineness, enforceability or sufficiency of this Credit Agreement or any other Credit Document, or for any failure of any Credit Party or any other party to any Credit Document to perform its obligations hereunder or thereunder, (iii) the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, or (iv) the value or the sufficiency of any Collateral. No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Credit Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.

10.04 Reliance by Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Credit Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 5.01, each Lender that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

10.05 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Credit Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be directed by the requisite Lenders in accordance herewith; provided, however, that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

10.06 Credit Decision; Disclosure of Information by Administrative Agent. Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Credit Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Credit Agreement and to extend credit to the Borrower and the other Credit Parties hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Credit Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Credit Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Credit Parties or any of their respective Affiliates that may come into the possession of any Agent-Related Person.

10.07 Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Credit Party and without limiting the obligation of any Credit Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this Section shall survive the payment of all other Obligations and the resignation of the Administrative Agent.

10.08 Administrative Agent in its Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Credit Parties and their respective Affiliates as though Bank of America were not the Administrative Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding any Credit Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Credit Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent and the terms “Lender” and “Lenders” include Bank of America in its individual capacity.

10.09 Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon thirty days’ notice to the Lenders. If the Administrative Agent resigns under this Credit Agreement, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor administrative agent from among the Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, the Person acting as such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” thereafter shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated without any other or further act or deed on the part of any other Lender. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article X and Sections 11.04 and 11.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date thirty days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed), (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section, and (c) the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above, and, in performance such duties, shall be entitled to all the rights and protections provided to the Administrative Agent hereunder.

10.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered to, and upon instruction by the Required Lenders shall, by intervention in such proceeding or otherwise:

(a) file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and

(b) collect and receive any monies or other Property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.11 Collateral and Guaranty Matters.

(a) The Lenders irrevocably authorize the Administrative Agent, the Collateral Agent and the Control Agent, as applicable, at its option and in its discretion:

(i) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

(ii) to release any Lien on any Property granted to or held by the Collateral Agent or the Control Agent under any Credit Document (A) upon payment in full of all Obligations (other than contingent indemnification obligations), (B) that is transferred as part of or in connection with any Disposition permitted hereunder or under any other Credit Document, or (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders;

(iii) to subordinate any Lien on any Property granted to or held by the Collateral Agent or Control Agent under any Credit Document to the holder of any Lien on such Property that is permitted by Section 8.01(i); and

(iv) to enter into and perform its obligations under the Intercreditor Agreement.

Upon request by the Administrative Agent, the Collateral Agent or the Control Agent at any time, the Required Lenders will confirm in writing the authority of the Collateral Agent and the Control Agent to release or subordinate its interest in particular property and of the Administrative Agent to release any Guarantor from its obligations hereunder pursuant to this Section 10.11.

10.12 Other Agents; Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Credit Agreement as a “co-syndication agents,” “co-documentation agents,” “co-agent,” “book manager,” “sole book manager,” “lead manager,” “arranger,” “lead arranger,” “sole lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Credit Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Credit Agreement or in taking or not taking action hereunder.

10.13 Intercreditor Agreement. Each of the Lenders hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.07) hereby (i) acknowledges that Bank of America is acting under the Intercreditor Agreement in multiple capacities as the Collateral Agent, the First Lien Collateral Agent and the Control Agent and (ii) waives any conflict of interest arising out of Bank of America acting in such capacities in accordance with the terms and conditions thereof, now contemplated or arising hereafter thereunder and, to such extent, agrees not to assert against Bank of America any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto. Each Lender (and each Person that becomes a Lender hereunder pursuant to Section 11.07) hereby agrees and acknowledges that Bank of America shall enter into the Intercreditor Agreement in such capacities and agrees that Bank of America, in its various capacities thereunder, may take such actions as are contemplated by the terms of the Intercreditor Agreement.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless consented to in writing by the Borrower and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided that:

(a) unless also consented to in writing by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i) extend or increase the Term Loan Commitment of any Lender (it being understood that the amendment or waiver of an Event of Default or a waiver of any mandatory prepayment shall not be considered an increase in the Term Loan Commitment of any Lender),

(ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document (other than the waiver of any mandatory prepayment),

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate,

(iv) change Section 2.12 or Section 9.04 in a manner that would alter the pro rata sharing of payments,

(v) change any provision of this Section 11.01(a) or the definition of any of “Required Lenders”, “Excluded Lender” or “Defaulting Lender” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

(vi) release all or substantially all of the Collateral (other than as provided herein or as appropriate in connection with transactions permitted hereunder), or

(vii) release all or substantially all of the Guarantors from their obligations under the Credit Documents (other than as provided herein or as appropriate in connection with transactions permitted hereunder);

(b) unless also consented to in writing by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document;

(c) unless also consented to in writing by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Documents; and

(d) unless also consented to in writing by the Control Agent, no such amendment, waiver or consent shall affect the rights or duties of the Control Agent under this Credit Agreement or any other Credit Documents;

provided however, that notwithstanding anything to the contrary contained herein, (i) each Fee Letter may be amended, or the rights and privileges thereunder waived, in a writing executed only by the parties thereto, (ii) no Excluded Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Term Loan Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iii) each Lender acknowledges that the provisions of Section 1126(c) of the United States Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (iv) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

11.02 Notices and Other Communications; Facsimile Copies.

(a) General. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party, the Administrative Agent, the Collateral Agent and the Control Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Administrative Agent and the Lenders pursuant to the Credit Documents may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that, the foregoing shall not apply to notices to the Administrative Agent or any Lender pursuant to Article II if the Administrative Agent or such Lender has notified the Borrower that it is incapable of receiving notices under Article II by electronic communication. The Administrative Agent may, in its discretion, agree to accept notices and other communications to it pursuant to the Credit Documents by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. The Borrower may, in its discretion, agree to accept notices and other communications to any of the Credit Parties pursuant to the Credit Documents by electronic communication pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

(d) Reliance by the Administrative Agent and the Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner provided herein, were incomplete or were not preceded or followed by any other form of notice provided herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Attorney Costs, Expenses and Taxes. The Credit Parties jointly and severally agree (a) to pay directly to the provider thereof or to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the development, preparation, due diligence, syndication, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement and the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs (collectively, the “Documentation Costs”), and (b) to pay or reimburse the Administrative Agent and each Lender for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges, field audits and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within thirty Business Days after demand therefor. The agreements in this Section shall survive the repayment of all other Obligations.

11.05 Indemnification by the Borrower. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender, and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs and settlement costs) of any kind or nature whatsoever (subject to the provisions of Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee (whether by a Credit Party or any other party) in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Term Loan Commitment, Loan or the use or proposed use of the proceeds therefrom or (c) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that (x) such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee and (y) such indemnity shall not apply to the Documentation Costs. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect, consequential or punitive damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within ten Business Days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the assignment by any Lender of any of its interests hereunder and the repayment, satisfaction or discharge of all the Obligations.

11.06 Payments Set Aside. To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent on demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

11.07 Successors and Assigns.

(a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) pursuant to Section 2.01(d) as necessary in accordance with any increase thereunder (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, its successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Term Loan Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Term Loan Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Term Loan Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1 million unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans and/or the Term Loan Commitment assigned; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500 provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Term Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall not constitute an effective assignment of any interest hereunder.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Term Loan Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Term Loan Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Term Note) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of any of the parties hereto) create a security interest in all or any portion of the Loans owing to it and the Term Note held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.11(c). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Credit Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Credit Agreement for which a Lender would be liable and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Credit Document, remain the Lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof.

11.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of Confidential Information, except that Confidential Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of the Borrower; (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower; (i) to the National Association of Insurance Commissioners or any other similar organization; or (j) to any nationally recognized rating agency that requires access to a Lender’s or an Affiliate’s investment portfolio in connection with ratings issued with respect to such Lender or Affiliate. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Term Loan Commitments, and the Credit Extensions. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

11.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrower or any other Credit Party, any such notice being waived by each Credit Party to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11 Counterparts. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12 Integration. This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Credit Document shall not be deemed a conflict with this Credit Agreement. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each

Lender, regardless of any investigation made by the Administrative Agent on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.14 Severability. If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to the Administrative Agent, prior to receipt of any payment subject to withholding under the Internal Revenue Code (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement) or such other evidence satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax, including any exemption pursuant to Section 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) to the extent lawfully able to do so, promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Borrower and the Administrative Agent of any available exemption from United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Credit Agreement, (B) promptly notify the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Law that the Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code and the treasury regulations promulgated thereunder, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) Notwithstanding anything to the contrary herein, the Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate; provided further that this Section 11.15(a)(iii) shall not apply to any Taxes required to be deducted or withheld following a CAM Exchange.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.16 PATRIOT Act Notice. Each of the Lenders and the Administrative Agent (in each case for itself and not on behalf of any other party) hereby notifies the Borrower that, pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56, signed into law October 26, 2001 (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower agrees to promptly provide such information upon the request of any Lender or the Administrative Agent.

11.17 GOVERNING LAW.

(a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

(b) EACH CREDIT PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS CREDIT AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST ANY CREDIT PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

11.18 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.19 Parallel Debt.

(a) The Borrower hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to any amounts owing from time to time by the Borrower to any Lender under any Credit Document as and when those amounts are due.

(b) The Borrower and the Collateral Agent acknowledge that the obligations of the Borrower under paragraph (a) are several and are separate and independent from, and shall not in any way limit or affect, the corresponding obligations of the Borrower to any Lender under any Credit Document (its “Corresponding Debt”) nor shall the amounts for which the Borrower is liable under paragraph (a) (its “Parallel Debt”) be limited or affected in any way by its Corresponding Debt provided that:

(i) the Parallel Debt of the Borrower shall be decreased to the extent that its Corresponding Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(ii) the Corresponding Debt of the Borrower shall be decreased to the extent that its Parallel Debt has been irrevocably paid or (in the case of guarantee obligations) discharged; and

(iii) the amount of the Parallel Debt of the Borrower shall at all times be equal to the amount of its Corresponding Debt.

(c) For the purpose of this Section 11.19, the Collateral Agent acts in its own name and not as a trustee, and its claims in respect of the Parallel Debt shall not be held on trust. The security granted under the Credit Documents to the Collateral Agent to secure the Parallel Debt is granted to the Collateral Agent in its capacity as creditor of the Parallel Debt and shall not be held on trust.

(d) All monies received or recovered by the Collateral Agent pursuant to this Section 11.19, and all amounts received or recovered by the Collateral Agent from or by the enforcement of any security granted to secure the Parallel Debt, shall be applied in accordance with Section 9.04.

(e) Without limiting or affecting the Collateral Agent’s rights against the Borrower (whether under this Section 11.19 or under any other provision of the Credit Documents), the Borrower acknowledges that:

(i) nothing in this Section 11.19 shall impose any obligation on the Collateral Agent to advance any sum to the Borrower or otherwise under any Credit Document; and

(ii) for the purpose of any vote taken under any Credit Document, the Collateral Agent shall not be regarded as having any participation or commitment.

11.20 Replacement of Lenders.

If (a) any Lender requests compensation under Section 3.04, (b) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (c) a Lender (a “Non-Consenting Lender”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby (as applicable) or (d) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with applicable Laws; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Term Loan Commitments and outstanding Loans pursuant to this Section 11.19 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Term Loan Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWER:	INFONXX, INC., a Delaware corporation
	By:	/s/ Zachary Green
	Name:	Zachary Green
	Title:	Global General Counsel and Secretary

GUARANTORS:	INFONXX OPERATING COMPANY, INC., a Delaware corporation
INFONXX CAPITAL MANAGEMENT, INC., a Delaware corporation
GRAPE TECHNOLOGY GROUP, INC., a Delaware corporation
INFONXX CARRIER SUBSIDIARY, INC., a Delaware corporation
INFONXX CARRIER CALIFORNIA, INC., a Delaware corporation
INFONXX CARRIER NEW YORK, INC., a Delaware corporation

	By:	/s/ Zachary Green
	Name:	Zachary Green
	Title:	Global General Counsel and Secretary of each of the foregoing

INFONXX TEXAS, LP, a Texas limited partnership

	By:	INFONXX, Inc., as its general partner

		By:	/s/ Zachary Green
		Name:	Zachary Green
		Title:	Global General Counsel and Secretary

[SIGNATURE PAGES FOLLOW]

OPERATOR SERVICE COMPANY, LLC, a Delaware limited liability company

By:	INFONXX Operating Company, Inc. as Managing Member

	By:	/s/ Zachary Green
	Name:	Zachary Green
	Title:	Global General Counsel and Secretary

[SIGNATURE PAGES FOLLOW]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., as Administrative Agent
	By:	/s/ Ronaldo Naval
	Name:	Ronaldo Naval
	Title:	Vice President

LENDERS:	BANK OF AMERICA, N.A., as a Lender
	By:	/s/ Barbara Levy
	Name:	Barbara Levy
	Title:	Senior Vice President